Exhibit 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 4, 2011, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Income Portfolio, Series 29, Closed-End Strategy: Master Municipal Income Portfolio - National Series 25, Closed-End Strategy: Value Equity and Income Portfolio 2011-4 and Closed-End Strategy: Covered Call Income Portfolio 2011-4 (included in Van Kampen Unit Trusts, Series 1149) as of October 4, 2011, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-176072) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP

New York, New York
October 4, 2011